Exhibit 15.1

Our ref

HUYA Inc.

Building A3, E-Park

280 Hanxi Road

Panyu District, Guangzhou 511446

People’s Republic of China

26 April 2024

Dear Sirs

HUYA Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to HUYA Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 5. Operating and Financial Review and Prospects—A. Operating Results” and “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-227336) that was filed on 14 September 2018, pertaining to the Company’s Amended and Restated 2017 Share Incentive Plan, the Company’s registration statement on Form S-8 (File No. 333-257763) that was filed on 8 July 2021, pertaining to the Company’s 2021 Share Incentive Plan, and the Company’s registration statement on Form S-8 (File No. 333-268990) that was filed on 23 December 2022, pertaining to the Company’s Amended and Restated 2021 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP